EXHIBIT 99.1

September 3, 2008

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES PURCHASE OF LOVING COUNTY WELL

MIDLAND, TEXAS, September 3, 2008 - Mexco Energy Corporation (AMEX: MXC) today announced it has purchased from Corlena Oil Company, its Carpenter #1 well. Said well is 1.6 miles west-northwest of the Company’s Mexco Steelhead #1 well in Loving County.

Nicholas C. Taylor, President and CEO of Mexco Energy Corporation, said, "The purchase of this leasehold furthers the Company’s ongoing efforts to acquire oil and gas reserves in this part of Texas. We consider this acquisition to be a positive step and look forward to good production from this lease.”

The Carpenter #1 currently produces from the Lower Cherry Canyon section. The two pay horizons previously reported by Mexco in its Loving County well are developed but as yet untested in the Carpenter #1. Included in the acquisition is additional leasehold capable of supporting three additional drillsites.

Thomas Graham, Jr., Chairman of the Board of Directors of the Company added, “This acquisition furthers one of the Company’s primary goals to expand its leasehold acreage in this area. We are very pleased with this addition to our asset acquisition program.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Mexco Contact:
Tammy L. McComic, Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119